EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-98775 and Form S-8 Nos. 333-99577, 333-103368 and 333-118347) of Equity One, Inc. and in the related Prospectuses of our reports dated September 28, 2007, with respect to the combined statement of revenues and certain expenses of North American Properties and statements of revenues and certain expenses of Coral Reef Shopping Center and Shoppes at Quail Roost included in this Current Report on Form 8-K of Equity One, Inc.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
October 22, 2007